Exhibit 99.1


         NEW YORK - November 17, 2000 -- The following announcement was issued here today in a letter to employees from Harvey Golub, chairman and chief executive officer of American Express:

"I wrote to you on April 26, 1999 about my plans for retirement, Ken Chenault's succession as CEO, and what we needed to do to make this a seamless transition. Since that time, we have made a great deal of progress on all fronts, and I want to bring you up to date on our plans.

"I have decided to step down as CEO at year end and remain as Chairman until our annual meeting in April, at which time I will also retire from the Board of Directors.

"The CEO succession process from me to Ken has gone smoothly, and we have been able to move even more quickly than I anticipated. Ken has put in place the new organization structure and senior leadership team; he has led the strategic and operating plan processes for 2001; and he has expanded his activities to include more of my other responsibilities as CEO. Throughout this process, Ken has demonstrated exemplary leadership. I have every confidence he will continue to do so as we complete the transition. In addition to my conviction about Ken, I'm also convinced that the company is in terrific shape: robust growth engines have been built; our brand and our reputation are stellar; our people and intellectual capital are outstanding; and our customer base is large and loyal. Accordingly, I have concluded that there is no need to wait on my retirement until next April, as I originally planned.

"I have always believed that when CEOs retire from their jobs they should let the next generation of leaders take over fully. For this reason, I have decided not to remain on the Board after the annual meeting in April.

"In short, the task we set out to do is done; the time is right to move ahead.

"My career at American Express -- as President of IDS, President of TRS and the Company, and, finally, as CEO -- has been magnificent, exciting, challenging and fun. I have worked with a host of great people whom I deeply like and respect. I could not ask for anything more. I will go on to do other things that interest me, but I will always cherish American Express people, take pride in what we have accomplished, and will always be an American Express cheerleader.

"Finally, Roberta and I wish all of you great continued success and happiness."

American Express Company is a diversified worldwide travel, financial and network services company founded in 1850. It is a world leader in charge and credit cards, Travelers Cheques, travel, financial planning, business services, insurance and international banking.